EXHIBIT 99.1

 [COMPANY LOGO]
                                                Date:  May 14,2003
                                                Contact: Louis J. Altieri, CFO
                                                VP Finance & Administration
                                                (732) 747-6995 Ext. 231

FOR IMMEDIATE RELEASE
---------------------

               STORAGE ENGINE ANNOUNCES FIRST QUARTER 2003 RESULTS

STORAGE ENGINE INC., TINTON FALLS, NEW JERSEY, MAY 14, 2003--Storage Engine Inc.
(SEI) (OTCBB: SENG) an innovative supplier of fault-tolerant information systems that store, protect, manage and replicate data in complex networks with greater ease and superior cost savings, today reported results for the First Quarter ended March 31, 2003. Revenues for the First Quarter were $1.3 million, an increase of approximately $100 thousand or approximately 9% as compared to $1.2 million in the First Quarter of 2002. Such increase reflects an increase in both our sales to federal integrators for the US Air Force and sales to our imaging customers offset in part by a decrease in sales to our commercial and other federal customers. For the First Quarter of 2003, SEI reported a net loss of $1.0 million, or $.37 per share, on both a basic and diluted basis, which includes an additional reserve of $200 thousand for excess and obsolete inventory, as compared to a net loss in the First Quarter of 2002 of $1.0 million, or $.41 per share, on both a basic and diluted basis. The net loss in the First Quarter of 2003 and 2002 includes dividends associated with the 6% cumulative convertible preferred stock, Series A of $57 and $55 thousand, respectively.

The Company ended the first quarter with $1.9 million in cash and cash equivalents. This compares to $2.8 million in cash and cash equivalents as of December 31, 2002.

As announced on April 9, 2003, SEI reduced its staff by ten, which represents savings of approximately $950 thousand in annual salaries and benefits. As a result, SEI will take a charge for severance pay including benefits of approximately $170 thousand in the second quarter of 2003.

G. M. Azcuy, President and Chief Executive Officer, said, "We continue our efforts to transition our business as we are striving for growth and profitability. We also plan to scrutinize our cash burn in order to conserve our cash resources and explore financing alternatives. As the data storage industry struggles with reduced orders and increased competition, we will track our cash flow closely."

A conference call will be held on Thursday, May 15, 2003 at 10 a.m. ET. To participate in the call please dial in 1-877-209-9919. The title of the call is Storage Engine First Quarter Results with Gregg Azcuy as host.


ABOUT STORAGE ENGINE, INC. (SEI)

Storage Engine (SEI) is an innovative supplier of fault-tolerant information systems that store, protect, manage and replicate data in complex networks with greater ease and superior cost savings. The Company's Synchronism product line, as well as its Synchronix(R) product line and the Raven(R) systems, are modular units that can be configured and stacked to meet customers' specific and expanding data storage requirements. The Company also provides document imaging solutions and services. SEI is ISO-9001 certified and sells its products through its direct sales force and a network of qualified systems integrators.

For more information, point your Web browser to www.storageengine.com, or call 1-800-322-7462.

This release contains forward-looking statements under the Federal Securities Laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, changes in business conditions, changes in Storage Engine's sales strategy and product development plans, changes in the data storage or network marketplace, competition between Storage Engine and other companies that may be entering the data storage host/network attached markets, competitive pricing pressures, continued market acceptance of Storage Engine's open systems products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time-to-time in Storage Engine's filings at the U.S. Securities and Exchange Commission.

                                - table follows -

                               STORAGE ENGINE, INC
                        CONDENSED STATEMENT OF OPERATION
                      (In thousands, except per share data)
                                   (Unaudited)

                                                          Three Months      Three Months
                                                             Ended             Ended
                                                          March 31,2002     March 31, 2003
                                                          -------------     --------------

Net Sales                                                  $   1,157         $   1,264
Gross Profit                                                     431               359
Research & Development (net)                                     211               159
Loss from Operations                                            (983)             (942)
Net Loss                                                        (979)             (942)
Preferred stock dividends                                         55                57
Net Loss applicable to common shares - basic & dilutive       (1,034)             (999)

Net Loss per share - basic & dilutive                      $   (0.41)        $   (0.37)
Weighted average common outstanding - basic & dilutive         2,512             2,686


                           SELECTED BALANCE SHEET DATA
                                 (In thousands)

                                                    March 31,    December 31,    March 31,
                                                      2002           2002          2003
                                                    ---------    ------------    ---------

Cash & cash equivalents                             $  2,253      $  2,799       $  1,891
Accounts receivable                                    1,068         1,048            540
Inventories                                            2,559         1,926          1,476
Working Capital                                        4,660         3,398          2,517
Total Assets                                           6,868         6,435          4,528
Short-term debt                                           94           518            259
Long-term debt                                            23             8              7
Cumulative redeemable convertible preferred stock      3,787         3,754          3,813
Shareholders' equity  (deficiency)                  $  1,700      $    189       $   (813)